As filed with the Securities and Exchange Commission on December 20, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Commission File No. 001-08183

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1670945
(State of incorporation)	(I.R.S. Employer Identification No.)

2581 E. Kercher Road

P.O. Box 237

Goshen, Indiana 46528

(Address of Principal Executive Offices)

SUPREME INDUSTRIES, INC.

2012 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

John W. Dorbin, Jr.

General Counsel

Supreme Industries, Inc.

2581 E. Kercher Road

P.O. Box 237

Goshen, Indiana 46528

(574) 642-3070

(Name, address, and telephone number of agent for service)

With copies of communications to:

Rice M. Tilley, Jr.

Haynes and Boone, LLP

201 Main Street, Suite 2200

Fort Worth, Texas 76102

(817) 347-6611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock (par value $.10 per share)	1,000,000	$3.51	$3,510,000	$478.76

Notes:

(1)                                 Represents shares of Class A Common Stock (the “Common Stock”) reserved for issuance under Registrant’s 2012 Long-Term Incentive Plan (the “Plan”).  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares as may become deliverable due to future adjustments under the terms of the Plan.

(2)                                 Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee.  The estimates of the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock as reported on NYSE MKT on December 18, 2012, given that the offering price is not currently determinable.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the introductory Note to Part I of Form S-8, the information required by Item 1 (Plan Information) and Item 2 (Registrant Information and Employee Plan Annual Information) is not filed as part of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, previously filed (Commission File No. 1-8183) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated in this Registration Statement by reference and made a part hereof:

(a)         The description of the Common Stock of Supreme Industries, Inc. (the “Company” or “Registrant”) contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on September 18, 1989;

(b)         The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2011;

(c)          The Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 2012, June 30, 2012, and September 29, 2012; and

(d)         The Current Reports on Form 8-K of the Company filed on January 5, 2012, April 5, 2012, May 9, 2012, May 29, 2012, June 13, 2012, July 5, 2012, and July 9, 2012.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation and Bylaws, and Indemnification Agreements between the Registrant and certain of its directors and officers, provide that the Registrant shall indemnify directors and officers of the Registrant to the full extent permitted by the Delaware General Corporation Law.  Under such provisions any director or officer who, in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant.  The Certificate of Incorporation, Bylaws, such Indemnification Agreements, and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, Bylaws, such Indemnification Agreements, or any Agreement, vote of stockholders or disinterested directors, or otherwise.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description

4.1	2012 Long-Term Incentive Plan filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 29, 2012;
5.1	Opinion of Haynes and Boone, LLP as to legality of securities being registered;
23.1	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1);
23.2	Consent of Crowe Horwath, LLP, Independent Registered Public Accounting Firm; and
24.1	Power of Attorney.

Item 9.   Undertakings.

(a)                                 The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goshen, State of Indiana, on December 20, 2012.

SUPREME INDUSTRIES, INC.

By:	/s/ Matthew W. Long
Name:	Matthew W. Long
Title:	Interim CEO and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Herbert M. Gardner	Chairman of the Board and	December 20, 2012
Herbert M. Gardner	Director

/s/ William J. Barrett	Executive Vice President (Long	December 20, 2012
William J. Barrett	Range and Strategic Planning),
Secretary, Assistant Treasurer,
and Director

/s/ Matthew W. Long	Interim Chief Executive Officer,	December 20, 2012
Matthew W. Long	Chief Financial Officer, Treasurer,
and Assistant Secretary (Principal Executive,
Financial and Accounting Officer)

/s/ Robert J. Campbell	Director	December 20, 2012
Robert J. Campbell

/s/ Edward L. Flynn	Director	December 20, 2012
Edward L. Flynn

/s/ Arthur J. Gajarsa	Director	December 20, 2012
Arthur J. Gajarsa

/s/ Thomas B. Hogan, Jr.	Director	December 20, 2012
Thomas B. Hogan, Jr.

/s/ Mark C. Neilson	Director	December 20, 2012
Mark C. Neilson

/s/ Wayne A. Whitener	Director	December 20, 2012
Wayne A. Whitener

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	2012 Long-Term Incentive Plan filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 29, 2012;

5.1	Opinion of Haynes and Boone, LLP as to legality of securities being registered;

23.1	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1);

23.2	Consent of Crowe Horwath, LLP, Independent Registered Public Accounting Firm; and

24.1	Power of Attorney.